Exhibit 99.1

NEWS	Contact: Loren Singletary
(713) 346-7807

FOR IMMEDIATE RELEASE

JEREMY D. THIGPEN LEAVING NOV TO BECOME CHIEF EXECUTIVE OFFICER AT TRANSOCEAN; SCOTT K. DUFF NAMED AS INTERIM CHIEF FINANCIAL OFFICER

HOUSTON, TX, April 21, 2015 – National Oilwell Varco, Inc. (NYSE: NOV) today announced that Jeremy D. Thigpen has informed the Company of his resignation as Senior Vice President and Chief Financial Officer, in order to become Chief Executive Officer of Transocean, one of NOV’s largest customers. Scott K. Duff, NOV’s Vice President and Chief Accounting Officer has been named as Interim Chief Financial Officer, effective immediately.

Mr. Thigpen has been serving as the Company’s Chief Financial Officer since 2012, and is resigning to become Chief Executive Officer of Transocean. Mr. Thigpen has served as the Company’s President – Downhole Pumping and Solutions from 2007 to 2012. Prior to that, Mr. Thigpen was the President of the Company’s Downhole Tools group from 2003 until 2007. Mr. Thigpen has been with National Oilwell Varco for 18 years, holding various positions during his career.

Clay Williams, Chairman, President and CEO of National Oilwell Varco, remarked, “In his 18 years with NOV, it has been a pleasure to work with Jeremy both as CFO and for many years before that. Jeremy has always performed at the highest level and been a great credit to National Oilwell Varco. We are disappointed to lose Jeremy and his contributions to NOV’s success. We are excited that Jeremy will be leading a great company and longstanding NOV customer at Transocean Ltd., and we look forward to continuing our relationship with him in his new role.”

National Oilwell Varco will conduct a search to identify a new Chief Financial Officer. In the interim period, Scott Duff will continue as Chief Accounting Officer and has stepped in to serve as Chief Financial Officer until the search is completed. Mr. Duff holds a BBA in Accounting from the University of Texas at San Antonio and is a Certified Public Accountant. He held accounting positions at KPMG, Ernst & Young, and SBC before joining National-Oilwell in 2004. Mr. Duff has served as National Oilwell Varco’s Vice President and Chief Accounting Officer since 2014 and had previously served as the Company’s Vice President of Internal Audit since 2005.

Greg L. Armstrong, Lead Director for NOV’s Board of Directors commented, “Jeremy Thigpen has been a tremendous contributor to the NOV team for many years. We appreciate his service and believe he will continue to have great success at Transocean. The Board has worked with Scott Duff during his more than 10 years at the Company and we have great confidence that he will serve very capably as interim CFO.”

National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, and the provision of oilfield services to the upstream oil and gas industry.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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